EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of First Cash Financial Services, Inc. of our reports dated February 17, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of First Cash Financial Services, Inc., which appear in the Annual Report on Form 10-K of First Cash Financial Services, Inc. for the year ended December 31, 2015.

/s/ Hein & Associates, LLP
Dallas, Texas
November 4, 2016